Exhibit (n)

Columbia Funds Series Trust I

Columbia Funds Variable Insurance Trust

Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

Second Amended and Restated as of June 13, 2009

Each series (each a “Fund”)1 of Columbia Funds Series Trust I and Columbia Funds Variable Insurance Trust (each a “Trust” and collectively, the “Trusts”) may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class C shares, Class E shares, Class F shares, Class J shares, Class R shares, Class T shares, Class Z shares and Class Y shares. Each class is subject to such investment minimums and other conditions of eligibility as may be set forth in the Funds’ prospectuses and/or Statements of Additional Information as from time to time in effect (collectively, the “Prospectuses”). The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Declaration of Trust and By-laws of each Trust, by action of the Board of Trustees of each Trust. The costs and expenses of the transfer agent for the Trusts shall be allocated proportionally among the classes of a Fund based on the relative net asset value of each class; provided, however, that for any Fund one or more classes of which is subject to a class-specific waiver from time to time described in a Trust’s Transfer, Dividend Disbursing and Shareholders’ Servicing Agent Agreement , or as described below for Class Y shares, each such class shall pay all transfer agency fees allocable to that class.

Class A shares

Class A shares are offered at net asset value (“NAV”) plus the initial sales charges described in the Prospectuses as from time to time in effect.

Class A shares purchased without an initial sales charge that are redeemed within 12 months from purchase are subject to a contingent deferred sales charge (“CDSC”) as described in the Prospectuses as from time to time in effect. Class A shares purchased with reinvested dividends or distributions are not subject to a CDSC. The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Investment Company Act of 1940 (the “1940 Act”) and as described in the Prospectuses as from time to time in effect.

Class A shares pay fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (“12b-1 Plans”) as described in the Prospectuses in effect from time to time.

[1]	For purposes of the exchange privileges described herein, references to “Funds” shall include other registered investment companies (other than Columbia Funds Series Trust II) for which (i) Columbia Management Advisors, LLC and Columbia Wanger Asset Management, L.P. serves as investment adviser and (ii) Columbia Management Distributors, Inc. serves as principal underwriter.

Class A shares of any Fund may be exchanged, at the holder’s option, for Class A shares of another Fund that offers Class A shares, without the payment of a sales charge. Any Fund may reject a request to purchase its shares by exchange.

Class A shares of any Fund that are held by a person who is eligible, in accordance with the eligibility requirements described in the Prospectuses as from time to time in effect, to purchase Class Z shares may be exchanged for Class Z shares of the same Fund, without the payment of a sales charge or any other charge.

Class B shares

Class B shares are offered at NAV, without an initial sales charge. Class B shares that are redeemed within the period of time after purchase specified in the Prospectuses as from time to time in effect are subject to a CDSC of up to 5% of either the purchase price or the NAV of the shares redeemed, whichever is less; such percentage may be lower for certain Funds or for purchases of certain minimum amounts and declines the longer the shares are held, all as described in the Prospectuses as from time to time in effect. Class B shares purchased with reinvested dividends or distributions are not subject to a CDSC. The CDSC is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectuses as from time to time in effect.

Class B shares pay distribution and service fees pursuant to 12b-1 Plans as described in the Prospectuses as from time to time in effect. Such fees may be in amounts up to, but may not exceed, respectively, 0.75% and 0.25% per annum of the average daily net assets attributable to such class.

Class B shares automatically convert to Class A shares of the same Fund eight or fewer years after purchase, as described in the Prospectuses as from time to time in effect, except that Class B shares purchased through the reinvestment of dividends and other distributions on Class B shares convert proportionally to the amount of Class B shares otherwise being converted.

Class B shares of any Fund may be exchanged, at the holder’s option, for Class B shares of another Fund that offers Class B shares, without the payment of a CDSC. Any Fund may reject a request to purchase its shares by exchange. The holding period for determining the CDSC and the conversion to Class A shares will include the holding period of the shares exchanged. If the Class B shares received in the exchange are subsequently redeemed, the amount of the CDSC, if any, will be determined by the schedule of the Fund in which the original investment was made, except that if additional purchases of Class B shares exceed a CDSC reduction level as described in the exchanged Fund’s Prospectus as from time to time in effect, the shares in excess of the CDSC reduction level will receive the applicable lower CDSC and any reduced holding period.

Class B shares of any Fund that are held by a person who is eligible, in accordance with the eligibility requirements described in the Prospectuses as from time to time in effect, to purchase Class Z shares may be exchanged for Class Z shares of the same Fund, without the payment of a sales charge or any other charge.

Class C shares

Class C shares are offered at NAV without an initial sales charge. Class C shares that are redeemed within one year from purchase may be subject to a CDSC of 1% of either the purchase price or the NAV of the shares redeemed, whichever is less, as described in the Prospectuses as from time to time in effect. Class C shares purchased with reinvested dividends or distributions are not subject to a CDSC. The CDSC may be reduced or waived in certain circumstances as permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectuses as from time to time in effect.

Class C shares pay distribution and service fees pursuant to 12b-1 Plans, as described in the Prospectuses in effect from time to time. Such fees may be in amounts up to, but may not exceed, respectively, 0.75% and 0.25% per annum of the average daily net assets attributable to such class.

Class C shares of any Fund may be exchanged for Class C shares of any other Fund that offers Class C shares, without the payment of a CDSC. Any Fund may reject a request to purchase its shares by exchange. The holding period for determining whether a CDSC will be charged will include the holding period of the shares exchanged. For this purpose, an exchange into any Fund and a prior or subsequent exchange out of the Fund constitutes “one exchange.”

Class C shares of any Fund that are held by a person who is eligible, in accordance with the eligibility requirements described in the Prospectuses as from time to time in effect, to purchase Class Z shares may be exchanged for Class Z shares of the same Fund, without the payment of a sales charge or any other charge.

Class E shares

Class E shares are offered at NAV plus the initial sales charges described in the Prospectuses as from time to time in effect. Initial sales charges may not exceed 4.50%, and may be reduced or waived as permitted by Rule 22d-1 under the 1940 Act and as described in the Prospectuses from time to time in effect.

Purchases of Class E shares that are redeemed within 12 months from purchase may be subject to the same CDSC on the same basis as Class A shares, as described in the Prospectuses as from time to time in effect. Class E shares purchased with reinvested dividends or distributions are not subject to a CDSC. The CDSC may be reduced or waived as permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectuses as from time to time in effect.

Class E shares pay distribution and service fees pursuant to 12b-1 Plans, as described in the Prospectuses in effect from time to time. Such fees may be in amounts up to, but may not exceed, respectively, 0.10% and 0.25% per annum of the average daily net assets attributable to such class.

Class E shares may not be exchanged for shares of any other Fund.

Class E shares automatically convert to Class A shares of the same Fund at the time a trust holding such shares terminates and if the beneficiary of the terminating trust does not elect to redeem the shares, as described in the Prospectuses as from time to time in effect.

Class F shares

Class F shares are offered at NAV without an initial sales charge and subject to the same CDSCs, distribution fees and service fees as Class B shares. Class F shares automatically convert to Class E shares eight years after purchase, except that Class F shares purchased through the reinvestment of dividends and other distributions on Class F shares convert proportionally to the amount of Class E shares being converted.

Class F shares pay distribution and service fees pursuant to 12b-1 Plans, as described in the Prospectuses in effect from time to time. Such fees may be in amounts up to, but may not exceed, respectively, 0.75% and 0.25% per annum of the average daily net assets attributable to such class.

Class F shares may not be exchanged for shares of any other Fund.

Class F shares automatically convert to Class B shares of the same Fund at the time a trust holding such shares terminates and if the beneficiary of the terminating trust does not elect to redeem the shares, as described in the Prospectuses as from time to time in effect.

Class J shares

Class J shares are offered at NAV, plus the initial sales charges described in the Prospectuses as from time to time in effect. Initial sales charges may not exceed 3.00%, and may be reduced or waived as permitted by Rule 22d-1 under the 1940 Act and as described in the Prospectuses from time to time in effect.

Class J shares pay distribution and service fees pursuant to 12b-1 Plans as described in the Prospectuses in effect from time to time. Such fees may be in amounts up to, but may not exceed, respectively, 0.35% and 0.25% per annum of the average daily net assets attributable to such class.

Class J shares also bear certain expenses of offering and distribution in Japan, such as registration and prospectus translation expenses.

Class J shares may only be exchanged for Class J shares of another Fund that offers Class J shares. Any Fund may reject a request to purchase its shares by exchange.

Class R shares

Class R shares are offered at NAV, without an initial sales charge or CDSC. Class R shares pay distribution fees pursuant to 12b-1 Plans as described in the Prospectuses in effect from time to time. Such fees may be in amounts up to, but may not exceed, 0.50% per annum of the average daily net assets attributable to such class.

Class R shares may only be exchanged for Class R shares of another Fund that offers Class R shares. Any Fund may reject a request to purchase its shares by exchange.

Class T shares

Class T shares are subject to an initial sales charge as described in the Prospectuses as from time to time in effect. When the aggregate offering price of Class T shares purchased by an investor qualifies the investor to purchase such Class T shares without payment of an initial sales charge, a contingent deferred sales charge of 1% may be imposed if such Class T shares are redeemed within one year of purchase.

Class T shares are subject to a fee payable pursuant to the Shareholder Services Plan adopted for that class as described in the Prospectuses as from time to time in effect. Services provided by institutions for such fee may include: (a) aggregating and processing purchase and redemption requests and placing net purchase and redemption orders with the distributor; (b) processing dividend payments; (c) providing sub-accounting with respect to Class T shares or the information necessary for sub-accounting; and (d) providing periodic mailings to Customers.

Class T shares are subject to a separate fee payable pursuant to the same Shareholder Services Plan adopted for that class as described in the Prospectuses as from time to time in effect. Services provided by Institutions for such separate fee may include: (a) providing Customers with information as to their positions in Class T shares; (b) responding to Customer inquiries; and (c) providing a service to invest the assets of Customers in Class T shares.

The total fees payable by Class T shares pursuant to the Shareholder Services Plan adopted for that class shall be limited as described in the Prospectuses as from time to time in effect.

Class T shares may be exchanged, without payment of the otherwise applicable CDSC, for Class T or Class A shares at NAV of any Fund offering Class T or Class A shares, except as disclosed and except further that, if Class T shares of any non-money market Fund are exchanged within five months after purchase for shares of another Fund with a higher sales charge, the difference in sales charges must be paid on the exchange. Any Fund may reject a request to purchase its shares by exchange. In addition, once Class T shares are exchanged into Class A shares, they cannot be exchanged back into Class T shares.

Class Z shares

Class Z shares are offered at NAV, without an initial sales charge or CDSC. Class Z shares do not pay fees under a 12b-1 Plan. Class Z shares of a Fund may be exchanged for Class A or Class Z shares of another Fund that offers Class A or Class Z shares. Any Fund may reject a request to purchase its shares by exchange.

Class Y shares

Class Y shares are offered at NAV, without an initial sales charge or CDSC. Class Y shares do not pay fees under a 12b-1 Plan. Class Y shares of a Fund may be exchanged for Class Y shares of another Fund that offers Class Y shares. Transfer agency fees and expenses identified by the transfer agent or the officers of the Trust as being fees and expenses that relate to2 Class Y shares will be specifically allocated to Class Y shares only. Transfer agency fees and expenses that are not so allocated shall be allocated to all other classes (other than Class Y) of the Fund on the basis of the net assets of each such class in relation to the net assets of all other classes (other than Class Y) of the Fund.

Columbia Funds Variable Insurance Trust – No Exchange Privilege

Notwithstanding the foregoing, shares of any Fund that is a series of Columbia Funds Variable Insurance Trust may not be exchanged for shares of any other Fund.

[2]	For all purposes under this Plan, fees and expenses “that relate to” a class of shares are those fees and expenses that are actually incurred in a different amount by the class or that relate to a different kind or degree of services provided to the class. The officers of the Trust shall have the authority to determine, to the extent permitted by applicable law and/or U.S. Securities and Exchange Commission guidance, whether any fees and expenses should be allocated to a particular class of shares.